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 . . . . . . . . . . . . . . . . . . .EXHIBIT C

                                 INVESTMENT AGREEMENT


         THIS INVESTMENT AGREEMENT ("Investment Agreement") is entered into as of February 13, 1997 between Progenitor, Inc., a Delaware corporation ("Progenitor"), and the undersigned stockholder or debt holder (the "Stockholder") of Mercator Genetics, Inc., a Delaware corporation ("MGI").

         A. Progenitor, MG Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Progenitor ("Reorganization Sub"), and MGI have entered into an Agreement and Plan of Reorganization, dated as of February 14, 1997 (the "Reorganization Agreement"). Any terms not defined herein shall have the meanings given them in the Reorganization Agreement.

         B. The Reorganization Agreement provides for the merger of MGI into Reorganization Sub (the "Reorganization"). Upon the consummation of the Reorganization, the Stockholder will become the owner of shares of Progenitor Common Stock (the "Shares").


                                      AGREEMENT

     1.STOCKHOLDER REPRESENTATIONS AND AGREEMENTS. With the intention that Progenitor and tax counsel for Progenitor and MGI rely hereupon, Stockholder hereby represents, warrants and agrees that:

         1.1 INTENT. Stockholder does not now have, and as of the Effective Time will not have, any present plan or intention (a "Plan of Transfer") to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which

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would result in a direct or indirect disposition or reduction in risk of ownership (a "Sale") of more than fifty percent (50%) of the Shares that Stockholder may acquire pursuant to the Reorganization Agreement. For purposes of this representation, a Sale of Shares shall be considered to have occurred pursuant to a Plan of Transfer if such Sale occurs in a transaction that is in contemplation of, or related or pursuant to, the Reorganization or the Reorganization Agreement (a "Related Transaction"). In addition, MGI shares with respect to which a pre-Reorganization Sale occurs in a Related Transaction, shall be considered to be outstanding MGI shares that are exchanged for Progenitor Shares which are disposed of pursuant to a Plan of Transfer. If any of Stockholder s representations in this SECTION 1.1 ceases to be true at any time prior to the Effective Time of the Reorganization, Stockholder will deliver to each of Progenitor and MGI, prior to the Effective Time of the Reorganization, a written statement to that effect, signed by Stockholder.

         1.2 OBSERVATION OF SECURITIES ACT. Stockholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder in connection with any offer, sale, pledge, transfer or other disposition of the Shares or any part thereof including the prospectus delivery requirements of
Section 10 of the Securities Act.

         2. REGISTRATION. Progenitor shall have the obligation to register the Shares issued to Stockholders subject to the terms set forth in the Reorganization Agreement.

         3. MARKET STAND-OFF. Stockholder hereby agrees that, in connection with the IPO, it shall not, directly or indirectly, sell, offer, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any Shares, without the prior written consent of the managing underwriters of the IPO; PROVIDED, that the Shares shall be subject to release from this restriction in accordance with the following schedule, to the extent otherwise permissible under the requirements for a tax-free reorganization: one-third of such Shares shall be released one hundred eighty (180) days after the effective date of the IPO; one-third of such Shares shall be released two hundred seventy (270) days after the effective date of the IPO; and one-

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third of such Shares shall be released three hundred sixty-five (365) days after the effective date of the IPO; PROVIDED, FURTHER, that all such Shares shall be released one hundred eighty (180) days after the effective date of the IPO if Stockholder s employment by MGI is terminated by MGI prior to such one hundred eightieth day, and all such Shares shall be released on the effective date of termination if Stockholder s employment by MGI is terminated by MGI after such one hundred eightieth day (except in either case where the termination is in connection with a transfer to Progenitor in at least an equivalent position, provided that such transfer does not require the Stockholder to relocate). This restriction shall be binding upon any transferee of the Shares and the certificates for the Shares shall bear a legend to such effect. In order to enforce the foregoing covenant, Progenitor may impose stop-transfer instructions with respect to the Shares until the end of such period.

         4. WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Investment Agreement shall be effective unless in writing.

         5. NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Investment Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery by hand or upon receipt if mailed by registered or certified mail, postage prepaid, return requested, or sent by express courier, or by facsimile upon written confirmation of receipt by the recipient of such notice to the party at the address set forth below, or such other address as may be hereafter be designated in writing by the party:

         IF TO THE STOCKHOLDER:   At the address set forth below the signature
                        of the Stockholder below.

         IF TO PROGENITOR:   Progenitor, Inc.
                             1507 Chambers Road
                             Columbus, Ohio  43212
                             Attention:  Chief Executive Officer
                             Fax:  (614) 488-0404

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         with a copy to:     Morrison & Foerster LLP
                             425 Market Street
                             San Francisco, California 94105
                             Attention:  Gavin B. Grover, Esq.
                             Fax:  (415) 268-7522

         6. COUNTERPARTS. This Investment Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page - Investment Agreement in the form annexed to this Investment Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

         7. SUCCESSORS AND ASSIGNS. This Investment Agreement shall be enforceable by and shall inure to the benefit of and be binding upon, the parties hereto and their respective successor and assigns. As used herein, the terms "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

         8. GOVERNING LAW. This Investment Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regards to the principles of conflicts of laws.

         9. SEVERABILITY. If any provision of this Investment Agreement is held to be unenforceable for any reason, such provision and all other related provisions shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Investment Agreement to the extent possible. In any event, all other unrelated provisions of this Investment Agreement shall be deemed valid and enforceable to the full extent.

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         10.  EFFECT OF HEADING.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Investment Agreement.

         11. DEFINITIONS. All capitalized terms used herein shall have the meaning defined in the Reorganization Agreement, unless otherwise defined herein.

         12. THIRD PARTY RELIANCE. Counsel to the parties shall be entitled to rely upon this Investment Agreement as needed in the rendering of opinions as provided for in the Reorganization Agreement.

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         IN WITNESS WHEREOF, the parties have caused this Investment Agreement to be executed as of the date first above written.

                        PROGENITOR, INC., a Delaware corporation


                        By:  /s/ Mark N. K. Bagnall

                        Its:  Vice President, Finance and Chief Financial
                        Officer

                        STOCKHOLDER

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                        Its (if applicable) . . . . . . . . .

                        Print name: . . . . . . . . . . . . .

                        Address:. . . . . . . . . . . . . . .

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                        (Print Taxpayer Identification Number)